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                                                                    Exhibit 99.1

[LOGO]
FOR IMMEDIATE RELEASE
Contacts:  APW Ltd.
           Mike Gasick
           262-523-7631

                      APW Ltd. Announces Sale of Zero Cases
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     St. Michael, Barbados, February 13, 2002 - APW Ltd. (NYSE: APW), a leading
Technically Enabled Manufacturing Services "TEMS" Company, announced today the completion of the divestiture of its Zero Cases division. The net cash proceeds from the transaction are approximately $20 million. Other terms of the transaction were not disclosed.

     The Zero Cases division designs, manufactures and markets industrial and consumer cases, including the Zero Halliburton line of consumer attaches. The division was acquired as part of APW's acquisition of the Zero Corporation in 1998.

About APW Ltd.
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     APW Ltd. is a Technically Enabled Manufacturing Services "TEMS" company that designs and manufactures large, complex infrastructure products for OEMs in the communications, large enterprise hardware and Internet markets.

     APW Ltd. has particular skills in the areas of designing and manufacturing enclosures, thermal management, power supplies and backplanes; as well as core competencies in product and system design, integration and supply chain management. APW Ltd. operates in over 30 locations throughout North America, South America, Europe and Asia.

     For further information contact:
     APW Ltd.
     Mike Gasick, Treasurer
     262-523-7631
     www.apw.com
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